Exhibit 99.1

LUXFER ENTERS INTO AGREEMENT TO BE ACQUIRED FOR $17.37 PER SHARE

IN ALL-CASH TRANSACTION

RIVERSIDE, CA, July 27, 2026 -- Luxfer Holdings PLC (NYSE: LXFR), a global industrial company innovating niche applications in materials engineering, today announced that it has entered into a definitive agreement to be acquired by affiliates of Wynnchurch Capital, L.P. (“Wynnchurch”) in an all-cash transaction.

Transaction Overview

Under the terms of the agreement, which has been unanimously approved by the directors in attendance at a meeting of Luxfer’s Board of Directors, Luxfer shareholders will receive $17.37 per ordinary share in cash.

The purchase price represents:

●	~30.7% premium to Luxfer’s closing share price of $13.29 on April 28, 2026, the last trading day prior to Luxfer’s first quarter 2026 earnings release, when Luxfer announced an active strategic review.

Management Comments

“Over the past several years, we have strengthened Luxfer through disciplined operational execution, enhanced our positions in attractive end markets and invested in differentiated technologies. These actions have improved profitability, created a stronger business and positioned Luxfer for long-term success.

We believe this transaction delivers compelling value for our shareholders while providing an excellent opportunity for our employees, customers and partners to continue building on Luxfer’s legacy of innovation.”

Andy Butcher, Chief Executive Officer - Luxfer

“Luxfer is a differentiated advanced materials company with leading technical capabilities, deep metallurgical expertise and mission-critical products serving attractive aerospace, defense and demanding industrial end markets. We have tremendous respect for the business and management team and look forward to supporting the Company with long-term capital, operational resources and sector expertise.”

Greg Gleason, Managing Partner – Wynnchurch

“We see meaningful opportunities to invest in innovation, operational excellence, automation, capacity expansion and commercial growth across both of Luxfer’s segments. We also believe the Company is well positioned to pursue complementary acquisitions that can broaden its capabilities, product portfolio and geographic reach.”

Brian Riordan, Managing Director – Wynnchurch

Transaction Information

The transaction is currently expected to be completed prior to the end of 2026, subject to approval of Luxfer shareholders, receipt of regulatory approvals and customary closing conditions. The transaction is not subject to financing conditions.

Until the transaction is completed, Luxfer will, subject to the terms of the definitive agreement, continue to operate in the ordinary course of business, serving its customers, supporting its employees and executing its strategic priorities.

Upon completion of the transaction, Luxfer will become a privately held company, and its ordinary shares will no longer be listed on the New York Stock Exchange.

Deutsche Bank Securities Inc. is acting as exclusive financial advisor to Luxfer, and Fried, Frank, Harris, Shriver & Jacobson LLP is acting as legal advisor to Luxfer. Lazard is acting as exclusive financial advisor to Wynnchurch, and Kirkland & Ellis LLP is acting as legal advisor to Wynnchurch.

Second Quarter 2026 Financial Results Announcement

Luxfer expects to report its second quarter 2026 financial results on Tuesday, July 28, 2026, after the closing of the New York Stock Exchange.

In light of the pending transaction, Luxfer will not host an investor conference call or webcast to discuss its second quarter 2026 financial results.

About Luxfer

Luxfer is a global industrial company innovating niche applications in materials engineering. Using its broad array of proprietary technologies, Luxfer focuses on value creation, customer satisfaction, and demanding applications where technical know-how and manufacturing expertise combine to deliver a superior product. Luxfer’s high-performance materials, components, and high-pressure gas containment devices are used in defense and emergency response, clean energy, healthcare, transportation, and specialty industrial applications. For more information, please visit www.luxfer.com. Luxfer is listed on the New York Stock Exchange and its ordinary shares trade under the symbol LXFR.

About Wynnchurch Capital, L.P. (“Wynnchurch”)

Wynnchurch Capital, L.P. is a leading middle-market private equity investment firm that has been investing in industrial businesses for more than 25 years. Wynnchurch is currently investing out of its sixth private equity fund and manages approximately $9.1 billion of assets under management. The firm’s strategy is to partner with middle-market companies that possess the potential for substantial growth and profit improvement. Wynnchurch specializes in recapitalizations, growth capital, management buyouts, corporate carve-outs, and restructurings. Recent exits include the pending sale of FloWorks to Ferguson Enterprises Inc. (NYSE: FERG) in a transaction valued at approximately $1.6 billion and sale of Labrie Environmental Group to Hiab Corporation (Nasdaq Helsinki: HIAB) in a transaction valued at approximately $1.035 billion. Recent investments include MSHS Pacific Power Group, Sterno, NABRICO Marine Products, Charter Industries, and Astro Shapes. For more information, please visit: www.wynnchurch.com or follow on LinkedIn.

Additional Information

In connection with the proposed transaction between Luxfer and Wynnchurch, Luxfer will file with the Securities and Exchange Commission (“SEC”) a proxy statement on Schedule 14A. Additionally, Luxfer may file other relevant materials with the SEC in connection with the proposed transaction. Investors and securityholders of Luxfer are urged to read the proxy statement (which will include notices convening the scheme meeting and the general meeting of Luxfer’s shareholders to be convened in connection with the scheme of arrangement, and an explanatory statement in respect of the scheme of arrangement of Luxfer, in accordance with the requirements of the U.K. Companies Act 2006) and any other relevant materials filed or that will be filed with the SEC, as well as any amendments or supplements to these materials and documents incorporated by reference therein, carefully and in their entirety when they become available because they contain or will contain important information about the proposed transaction and related matters. The definitive version of the proxy statement will be mailed or otherwise made available to Luxfer’s securityholders. Investors and securityholders will be able to obtain a copy of the proxy statement (when it is available) as well as other filings containing information about the proposed transaction that are filed by Luxfer with the SEC, free of charge on EDGAR at www.sec.gov, on the investor relations page of Luxfer’s website at https://www.luxfer.com/investors, or by contacting Luxfer’s investor relations department at Investor.Relations@Luxfer.com.

Participants in the Solicitation

Luxfer and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Luxfer’s shareholders in respect of the transaction. Information about Luxfer’s directors and executive officers is set forth in the proxy statement for Luxfer’s 2026 Annual General Meeting, which was filed with the SEC on April 30, 2026. Other information regarding the participants in the proxy solicitation and a description of their interests will be contained in the proxy statement and other relevant materials to be filed with the SEC in respect of the proposed transaction when they become available.

Forward-Looking Statements

This communication includes “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including with respect to the proposed acquisition of Luxfer, and readers are cautioned not to place undue reliance on such statements. Such forward-looking statements include, but are not limited to, the ability of Wynnchurch and Luxfer to complete the transactions contemplated by the transaction agreement, including statements about the transaction, statements about the expected timetable for completing the transaction, Luxfer’s beliefs and expectations and statements about the benefits sought to be achieved in the proposed acquisition, and the potential effects of the acquisition on Luxfer. These statements are based upon the current beliefs and expectations of Luxfer’s management and are subject to significant risks and uncertainties. There can be no guarantees that the conditions to the closing of the proposed transaction will be satisfied on the expected timetable or at all. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements.

Risks and uncertainties include, but are not limited to, uncertainties as to the timing of the proposed transaction; the risk that competing offers or acquisition proposals will be made; the possibility that various conditions to the consummation of the proposed transaction contained in the transaction agreement may not be satisfied or waived (including, but not limited to, the failure to obtain shareholder approval and the failure to obtain the sanction of the High Court of Justice in England and Wales); the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction agreement; the effects of disruption from the transactions contemplated by the transaction agreement and the impact of the announcement and pendency of the transactions on Luxfer’s business, including its ability to retain and hire key personnel and maintain relationships with customers; the risk that any announcements relating to the transaction could have adverse effects on the market price of Luxfer’s ordinary shares; the risk of any unexpected costs or expenses resulting from the transaction; the risk that shareholder litigation in connection with the transaction may result in significant costs of defense, indemnification and liability; and other risks related to Luxfer’s business.

Luxfer undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in Luxfer’s Annual Report on Form 10-K for the year ended December 31, 2025 and Luxfer’s other filings with the SEC.

Contact Info:

Kevin Cornelius Grant

Vice President of Investor Relations and Business Development

Kevin.Grant@Luxfer.com